Exhibit 99.1

MEDCATH CONTACT:
O. Edwin French	Jeff Hinton
President/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH CORPORATION REPORTS THIRD QUARTER EARNINGS
•	EPS from continuing operations totaled $0.27; EPS of $0.33, excluding certain items

•	Adjusted EBITDA of $24.0 million, excluding certain items
•	Same facility adjusted admissions up 1.0% in third quarter of fiscal 2008 compared to the third quarter of fiscal 2007
•	Cash flow from continuing operations of $20.6 million in third quarter of fiscal 2008 compared to $15.0 million in the second quarter of fiscal 2008
          CHARLOTTE, N.C., Aug. 6, 2008 – MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, predominately the diagnosis and treatment of cardiovascular disease, today announced its operating results for its third fiscal quarter, which ended June 30, 2008.
Third Quarter 2008 Results
          During its fourth quarter of fiscal 2007, MedCath completed the recapitalization of Harlingen Medical Center (“HMC”). As part of the recapitalization, MedCath’s ownership in HMC was reduced from a majority ownership to a minority ownership. Due to this change in ownership, MedCath began accounting for HMC as an equity investment in the quarter ended September 30, 2007. Any reference to same facility results in this press release accounts for the operations of HMC as an equity investment in the third quarter of 2007.
          On a same facility basis, MedCath’s net revenue decreased 1.7% to $157.1 million in the third quarter of fiscal 2008 from $159.8 million in the third quarter of fiscal 2007. Same facility income from operations decreased 33.8% to $14.1 million from $21.3 million in the third quarter of fiscal 2007 and Adjusted EBITDA, excluding certain items, decreased 18.4% to $24.0 million from $29.4 million in the same period of the prior year. MedCath’s same facility income from continuing operations was $5.3 million, or $0.27 per diluted share, in the third quarter of fiscal 2008 compared to $10.1 million, or $0.46 per diluted share, in the third quarter of fiscal 2007.
          Sequentially, net revenue and Adjusted EBITDA, excluding certain items, for the third quarter of fiscal 2008 were the same as net revenue and Adjusted EBITDA, excluding certain items, for the second quarter of fiscal 2008. Income from continuing operations before income taxes, excluding share-based compensation expense, increased 11.5% sequentially.
          MedCath’s operating results for the quarter ended June 30, 2008 include $0.3 million, or $0.01 per diluted share, in legal expense associated with a non-patient care claim. In comparison, MedCath’s operating results for the quarter ended June 30, 2007 include a change of $0.4 million, or $0.01 per diluted share, related to the settlement of third-party cost reports. Share-based compensation expense totaled $1.5 million in the third quarter of fiscal 2008, or $0.05 per diluted share, compared to $0.7 million, or $0.02 per diluted share, in the third quarter of fiscal 2007. Pre-opening expenses totaled $0.2 million in the third quarter of fiscal 2008. MedCath did not incur pre-opening expenses in the third quarter of fiscal 2007. Adjusted EBITDA, excluding certain items, in this release does not include any of the above named items, but these items are included as a component of income from continuing operations.
          MedCath’s hospitals provide care to certain patients who meet specific financial poverty guidelines at discounted rates which we refer to as charity care discounts. As such, the amount of these discounts for services does not appear in our net revenue. For the quarter, charity care discounts reduced our net revenue $4.3 million in comparison to $1.2 million in the prior year. Total bad debt expense plus charity care discounts showed sequential improvement to 9.3% of same facility hospital net revenue excluding charity care discounts, compared to 10.5% in the second quarter of fiscal 2008 and 7.8% in the third quarter of fiscal 2007. On a same facility basis, gross self pay revenue was $13.1 million in the third quarter of fiscal 2008 as compared to $11.4 million in the third quarter of fiscal 2007 and $10.7 million in the second quarter of fiscal 2008.
          “Despite the challenges we experienced this quarter related to lower than planned volumes due to medical group disruptions in two markets and the continued migration of certain stent procedures from an inpatient service setting to outpatient, we remain confident in our growth potential due to our strategy to diversify our operations to other high acuity services through expansion of our small hospitals,” said O. Edwin French, MedCath’s President and Chief Executive Officer. “In that regard, we recently announced a significant expansion of our Bakersfield Heart Hospital and we have now completed the 60 bed expansion and licensing of our TexSAn Heart Hospital ahead of schedule.”

Operating Statistics, Cash Flow and Capital Expenditures
          Same facility hospital adjusted admissions for the third quarter of fiscal 2008 increased 1.0% from the third quarter of the prior fiscal year. Same facility hospital net revenue decreased $3.0 million, or 2.0%. Net cash provided by operating activities of continuing operations for the third quarter of fiscal 2008 was $20.6 million, down from $21.3 million for the third quarter of fiscal 2007, and up 37.3% sequentially.
          “Despite a challenging operating quarter, we achieved sequential improvement in cash flow from continuing operations due to the strength of our collection activity,” said Jeff Hinton, MedCath’s Chief Financial Officer. “Our DSO was 54 days at June 30th, down 4 days sequentially and in line with the prior year.”
          Hinton continued, “We have a strong balance sheet that provides us with significant flexibility and we’re actively engaged in pursuing alternatives to use this in our shareholders’ best interest.”
          Cash capital expenditures, including $9.5 million in expenditures related to MedCath’s growth initiatives, totaled $11.1 million in the third quarter of fiscal 2008 in comparison to $8.8 million in the third quarter of fiscal 2007.
Use of Non-GAAP Financial Measures
          This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income from continuing operations before interest expense; interest and other income, net; income tax expense; depreciation; amortization; share-based compensation expense; pre-opening expenses; loss on disposal of property, equipment and other assets; loss on early extinguishment of debt; equity in net earnings of unconsolidated affiliates; and minority interest share of earnings of consolidated subsidiaries. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analyses of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompanies this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations.

          Management will discuss and answer questions regarding MedCath’s quarterly results Thursday, August 7, 2008, during a 10 a.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is 57162590. A live web cast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, August 14, 2008. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 57162590. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”
          MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates nine hospitals with a total of 676 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. MedCath is in the process of developing its tenth hospital, which is anticipated to open in fall 2009, in Kingman, Ariz. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
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          Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control including, but not limited to, enactment of changes in federal law that would limit physician hospital ownership. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
          These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Annual Report or Form 10-K for the year ended September 30, 2007 filed with the Securities and Exchange Commission on December 14, 2007. Copies of this form including exhibits are available on the internet site of the Securities and Exchange Commission at http://www.sec.gov.